AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                   OF
                            JUSTICE INVESTORS
                      A CALIFORNIA LIMITED PARTNERSHIP

    THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP ("Agreement") is effective as of November 30, 2010 ("Effective Date"), by and among PORTSMOUTH SQUARE, INC., a California corporation (the "Managing General Partner"), EVON CORPORATION, a California corporation (the "Co-General Partner") (Managing General Partner and, together with Co-General Partner, each a "General Partner", together, the "General Partners") and those individuals and entities listed on Exhibit A hereto (collectively, the "Limited Partners" and individually a "Limited Partner").

                                RECITALS

    A. On July 10, 1967, certain Partners formed Justice Investors, a California limited partnership (the "Partnership"), by filing a Certificate of Limited Partnership with the Office of the Recorder of the City and County of San Francisco. The General Partners and the Limited Partners (collectively, the "Partners," and individually, a "Partner") have heretofore entered into and are subject to that certain Limited Partnership Agreement dated July 10, 1967, as amended by that certain Amended Limited Partnership Agreement dated March 20, 1968, as amended and restated by that certain Amended Limited Partnership Agreement dated January 1, 1979, as amended by that certain Amendment of Partnership Agreement dated as of June 27, 2005, and as amended by that certain Amendment to the Limited Partnership Agreement dated as of December 1, 2008 (collectively, the "Partnership Agreement").
The Partners have agreed to amend and restate the Partnership Agreement in its entirety pursuant to this Agreement in order to comply with the provisions of the California Corporations Code known as the "Uniform Limited Partnership Act of 2008" (the "Act")..

                                AGREEMENT

    NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:
1. CONTINUATION OF LIMITED PARTNERSHIP; ELECTION OF GOVERNING LAW. The partners hereby elect to continue the existence of the partnership. The partners hereby elect for the partnership to be governed by and subject to the provisions of the act.

2. NAME AND PLACE OF BUSINESS. The business of the Partnership shall be conducted under the name of JUSTICE INVESTORS, a California limited partnership; provided, however, that the General Partners may, in their absolute and sole discretion, change the name of the Partnership at any time and from time to time, except that in no event shall the name of the Partnership include the name or initials of any Limited Partner or any name or initials which are substantially similar thereto. The principal office of the Partnership shall continue to be 750 Kearny Street, Room 502, San Francisco, California 94108 ("Partnership Office"), unless changed by both the Managing General Partner and the Co-General Partner by giving written notice to the Limited Partners of any change in location not less than ten
(10) days preceding any such change.

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3.  PURPOSE.  The business and purpose of the Partnership is limited to the acquisition, development, management, operation, leasing and sale of the real property commonly known as the Hilton San Francisco Financial District in the City and County of San Francisco, California. A description of said property is attached hereto, marked Exhibit B, and made a part hereof. The Partnership shall not engage in any other business or activity which is not directly or indirectly related to such primary purpose.

4.  TERM OF PARTNERSHIP; RECORDINGS; AGENT FOR SERVICE OF PROCESS.

    4.1 Term. The Partnership commenced on July 10, 1967 by filing a Certificate of Limited Partnership with the Office of the Recorder of the City and County of San Francisco, State of California, and shall continue until indefinitely, unless sooner terminated as herein provided or by operation of law.

    4.2 Certificate of Limited Partnership. The Certificate of Limited Partnership ("Certificate") of the Partnership has been executed and filed on September 30, 1985 with the Secretary of State of California in accordance with the Act.

    4.3 Agent for Service of Process. The name and address of the agent for service of process of the Partnership to be designated on the Certificate is Geoffrey M. Palermo, 750 Kearny Street, Room 502, San Francisco, California 94108. The agent for service of process of the Partnership may be changed from time to time by the Managing General Partner in its sole and absolute discretion, subject to applicable law.

5. DEFINITIONS. When used in this Agreement, the following terms shall have the meanings set forth below:

    5.1 Adjusted Capital Contribution. "Adjusted Capital Contribution" of a Partner shall mean the aggregate of such Partner's Capital Contributions, reduced, but not below zero, by distributions to such Partner pursuant to Paragraph 8.1 (Distribution of Distributable Cash) hereof.

    5.2 Capital Account. "Capital Account" shall mean each Partner's Original Capital Contribution which shall be:

         5.2.1  Increased by:

                (a) The amount of any additional Capital Contributions by such Partner, including the amount of Partnership liabilities assumed by such Partner or secured by any Partnership property distributed by the Partnership to such Partner;

                (b) The fair market value of any property contributed by such Partner to the Partnership (net of liabilities secured by such property which are considered to be assumed or taken "subject to" by the Partnership); and

                (c) Items of book income and gain which are allocated to such Partner; and

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         5.2.2  Decreased by:

                (a) The amount of cash distributed to such Partner by the Partnership, including the amount of liabilities of such Partner assumed by the Partnership or secured by any property contributed by such Partner to the Partnership;

                (b) The fair market value of any property distributed by the Partnership to such Partner (net of liabilities secured by such property which are considered to be assumed or taken "subject to" by such Partner);

                (c) Items of expense described in Section 705(a)(2)(B) of the Code allocated to such Partner;

                (d) Items of book loss and deduction which are allocated to such Partner; and

                (e) By any Section 754 adjustment, or any other specially allocated tax adjustment.

The foregoing provisions are intended to comply with Section 1.704-1(b) of the Regulations and shall be applied and interpreted accordingly. The Capital Accounts shall be adjusted in order to reflect allocations of depreciation, amortization, and gain and loss as computed for book purposes. Upon the transfer of any Partner's interest in the Partnership, the Capital Account of the transferor Partner shall carry over to the transferee Partner.

    5.3 Capital Contribution. "Capital Contribution" shall mean any money which a Partner contributes to the Partnership as capital in that Partner's capacity as a Partner.

    5.4 Cash Reserves. "Cash Reserves" shall mean such amounts as may be reasonably estimated by the General Partners for payment of costs, expenses and liabilities incident to the business of the Partnership and for which the cash to make such payments will not, in the sole opinion of the General Partners, be expected to be available to the Partnership at or about the time such payments are required to be made, and which therefore, in the opinion of the General Partners, require that cash be set aside periodically to make such payments.

    5.5 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    5.6 Co-General Partner. "Co-General Partner" shall mean Evon Corporation, a California corporation.

    5.7 Distributable Cash. "Distributable Cash" shall mean for any period such portion of the cash in the Partnership's bank accounts that, in the reasonable exercise of discretion by the General Partners, is available for distribution to the Partners after a reasonable provision has been made for Cash Reserves.

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    5.8  Effective Date.  "Effective Date" shall have the meaning set forth in the preamble to this Agreement.

    5.9 Fiscal Year. "Fiscal Year" of the Partnership shall mean the calendar year finishing December 31.

    5.10 General Partner. "General Partner" shall mean each of Portsmouth Square, Inc., a California corporation, and Evon Corporation, a California corporation, or any other person or entity who has been admitted to the Partnership as a General Partner in accordance with this Agreement, or a person or entity who has been admitted as a General Partner pursuant to applicable law.

    5.11 Limited Partner. "Limited Partner" shall mean those individuals and entities listed on Exhibit A hereto or any other person or entity who has been admitted to the Partnership as either a Limited Partner in accordance with this Agreement, or an assignee of a Partnership interest in the Partnership who has become a Limited Partner pursuant to applicable law.

    5.12 Majority In Interest. A "Majority In Interest" shall mean more than fifty percent (50%) of the aggregate Participation Percentages of the Partners.

    5.13 Majority In Interest of Limited Partners. "Majority In Interest of Limited Partners" shall mean those Limited Partners owning more than fifty percent (50%) of the Participation Percentages of all Limited Partners.

    5.14 Managing General Partner. "Managing General Partner" shall mean Portsmouth Square, Inc., a California corporation.

    5.15 Net Profits and Net Losses. "Net Profits" and "Net Losses" shall mean the net profits or net losses, respectively, of the Partnership as determined on the basis of the accounting method selected by the General Partners at the close of the Partnership's Fiscal Year by the Partnership's accountants in accordance with federal income tax principles consistently applied, and as set forth on the information return filed by the Partnership for federal income tax purposes. Net Profits and Net Losses shall not include Nonrecourse Deductions or Partner Nonrecourse Deductions.

    5.16 Nonrecourse Deductions. "Nonrecourse Deductions" shall mean the Partnership deductions that are characterized as "nonrecourse deductions" pursuant to the Regulations promulgated under Section 704(b) of the Code.

    5.17 Original Capital Contribution. "Original Capital Contribution" shall mean each Partner's Capital Contribution as set forth on Exhibit A attached hereto and incorporated herein by reference.

    5.18 Participation Percentage. "Participation Percentage" of a Partner shall mean that percentage, as determined by dividing those number of Units held by such Partner by the total number of Units issued and outstanding, as adjusted from time to time pursuant to the terms of this Agreement. The initial Participation Percentage of each Partner is set forth opposite such Partner's name on Exhibit A hereto.

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

    5.19 Parties. "Party" shall mean a Partner or the Partnership. The term "Parties" shall refer collectively to the Partners and to the Partnership.

    5.20 Partner. "Partner" shall mean a General Partner or a Limited Partner. The term "Partners" shall refer collectively to the General Partner and to the Limited Partners.

    5.21 Partner Nonrecourse Deductions. "Partner Nonrecourse Deductions" shall mean the Partnership deductions that are characterized as "partner nonrecourse deductions" pursuant to the Regulations promulgated under Section 704(b) of the Code.

    5.22 Partnership Minimum Gain. "Partnership Minimum Gain" shall have the meaning set forth in the Regulations promulgated under Section 704(b) of the Code.

    5.23 Property. "Property" shall mean the real property described on Exhibit B hereto and all improvements located thereon.

    5.24 Regulations. "Regulations" shall mean the Income Tax Regulations promulgated under the Code, including Temporary and Proposed Regulations, as such Regulations may be amended from time to time, including corresponding provisions of succeeding Regulations.

    5.25 Super Majority In Interest. A "Super Majority In Interest" shall mean more than seventy-two percent (72%) of the aggregate Participation Percentages of the Partners.

    5.26 Transfer. "Transfer" shall mean any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer of all or any portion of a Partnership interest.

    5.27 Unit. "Unit" means a unit of interest in the Partnership held by a Partner and shall be a whole number. No fraction of a Unit may be issued or transferred under this Agreement.

6.  PARTNERSHIP CAPITAL CONTRIBUTIONS AND LOANS.

    6.1  Capital Contribution of the General Partner.   Each General Partner
has made or shall be credited with, as of the date of this Agreement, the Capital Account, Units, and Participation Percentage in the amount set forth in Exhibit A.

    6.2 Capital Contribution of the Limited Partners. The Limited Partners have made, or shall be credited with, as of the date of this Agreement, the Capital Account, Units, and Participation Percentage in the amount set forth in Exhibit A.

    6.3 Additional Capital Contributions. Upon the consent of both General Partners and a Super Majority In Interest, the Partnership may sell additional classes or series of Units of the Partnership. Each Partner shall have the preemptive right to purchase such classes or series of Units in accordance with such Partner's Participation Percentage; provided, however, that a Partner shall not be allowed to purchase additional Units if such purchase reasonably could result in a Material Reassessment of the Property (as defined in section 10.2 below).

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

    6.4 Capital Accounts. The Partnership shall maintain an individual Capital Account for each Partner in accordance with Section 5.2 above.

    6.5 Interest on Contributions. No interest shall be paid by the Partnership on any Capital Contribution made by any Partner to the Partnership.

    6.6 Use of Capital Contributions. Except as otherwise provided herein, the cash portion of the Capital Contributions of each Partner shall be deposited in a checking, savings and/or money market or similar account, to be established and maintained in the name of the Partnership, or invested in government securities or certificates of deposit issued by any bank. Thereafter, such amounts shall be utilized for the conduct of the Partnership business pursuant to the terms of this Agreement.

    6.7 Limited Liability of Limited Partners. Except as may otherwise be provided in this Agreement, or under applicable law, no Limited Partner shall be bound by, or personally liable for, the expenses, liabilities or obligations of the Partnership.

    6.8 Role of Limited Partners. Except as may otherwise be provided in this Agreement, no Limited Partner shall, in the capacity of a Limited Partner, take part in or interfere in any manner with the conduct or control of the business of the Partnership, or have any right or authority to act for or on behalf of the Partnership.

    6.9 Return of Capital. Except as otherwise provided in this Agreement, no Partner shall have the right to withdraw or reduce such Partner's Capital Contribution or to receive any distributions, except as a result of dissolution. No Partner shall have the right to demand or receive property other than cash in return for such Partner's Capital Contributions.

    6.10 Loans by a Partner. Loans by a Partner to the Partnership shall not be considered Capital Contributions for purposes of this Agreement, increase such Partner's Capital Account or entitle such Partner to any greater share of the Net Profits, Net Losses or distributions of the Partnership than such Partner is otherwise entitled to under this Agreement. The interest rate and payment terms on loans by a Partner to the Partnership shall be at least as favorable to the Partnership as those generally charged by third party lenders to the Partnership at the time the loan is made and shall be approved by both General Partners.

    6.11 Foreign Partners. In the event the Partnership is required to withhold taxes with respect to the Net Profits of a Partner who is a foreign person or entity, the General Partners may require an additional Capital Contribution (without adjustment to Exhibit A) of such Partner in the amount of the required withholding amount.

7.  ALLOCATIONS.

    7.1 Allocation of Net Profits. Net Profits for each Fiscal Year shall be allocated to the Partners in accordance with their respective
Participation Percentages.

    7.2 Allocation of Net Losses. Net Losses for each Fiscal Year shall be allocated to the Partners in accordance with their respective Participation Percentages.

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

    7.3 Allocation of Nonrecourse Deductions. Nonrecourse Deductions for each Fiscal Year shall be allocated to the Partners in accordance with their respective Participation Percentages.

    7.4 Allocation of Partner Nonrecourse Deductions. After application of Paragraphs 7.1 (Allocation of Net Profits), 7.2 (Allocation of Net Losses), and 7.3 (Allocation of Nonrecourse Deductions) hereof, Partner Nonrecourse Deductions for each Fiscal Year shall be allocated among the Partners as required by the Regulations promulgated under Section 704(b) of the Code.

    7.5 Allocation of Tax Credits. Except as may otherwise be required by law, any tax credits to which the Partnership may be entitled shall be allocated to the Partners in accordance with their respective Participation Percentages.

    7.6 Qualified Income Offset. Except as provided in Paragraph 7.7 (Minimum Gain Chargeback) hereof, in the event any Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any deficit in said Partner's Capital Account as quickly as possible. For purposes of this Paragraph 7.6 (Qualified Income Offset), the Partner's Capital Account, as of the end of the relevant Fiscal Year, shall take into account the adjustments described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), any amount of any deficit Capital Account balance which the Partner is obligated to restore, and any amount of any deficit Capital Account balance which the Partner is deemed obligated to restore pursuant to the Regulations promulgated under Section 704(b) of the Code.

    7.7 Minimum Gain Chargeback. Prior to any allocation hereunder, in the event that there is a net decrease in the Partnership Minimum Gain during a Partnership taxable year, each Partner shall be allocated items of income and gain in accordance with the Regulations promulgated under Section 704(b) of the Code and its requirements for a "minimum gain chargeback." In the event that there is a net decrease in minimum gain attributable to debt associated with Partner Nonrecourse Deductions, income and gain shall be allocated to the Partners in accordance with the Regulations.

    7.8 Allocations of Book Items. All items of book income, gain, loss and deduction shall be allocated among the Partners in the same percentage that Net Profits, Net Losses, Nonrecourse Deductions and Partner Nonrecourse Deductions are allocated for the same Fiscal Year, or as otherwise provided by the Regulations promulgated under Section 704(b) of the Code.

8.  DISTRIBUTIONS.

    8.1 Distribution of Distributable Cash. Distributable Cash (other than in dissolution of the Partnership as hereafter provided in Paragraph 11.1 (Dissolution of Partnership) and subparagraph 11.1.1 hereof) shall be distributed to the Partners during each Fiscal Year in accordance with their respective Participation Percentages.

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

    8.2 To Whom Distributions are Made. Unless named in this Agreement or unless admitted as a Substitute Limited Partner as provided herein, no person or entity shall be considered a Partner in the Partnership. All Transfers of interests by the Limited Partners shall be subject to Section 10 (Restrictions on Transfer) hereof, and, until admitted as a Substitute Limited Partner thereunder, no assignee shall have any right as a Limited Partner herein, including, but not limited to, the right to acquire any information on account of the transactions of the Partnership, or to inspect the Partnership books, whether or not such assignee is otherwise entitled to distributions as assignee. Any payment by the Partnership to the person shown on the Partnership records as a Limited Partner, or to such Limited Partner's legal representatives, or to a named assignee of the right to receive distributions, shall acquit the Partnership and the General Partners of all liability to any other person who may be interested in such payment by reason of an assignment by a Limited Partner or for any other reason.

9.  POWERS AND DUTIES OF THE PARTNERS.

    9.1 Powers and Duties of the Managing General Partner. The Managing General Partner shall devote such time to the Partnership as shall be necessary to conduct the Partnership business. Subject to the remaining provisions of this Agreement, the Managing General Partner shall be responsible for the management of the Partnership business and shall have all rights, powers and duties generally conferred by law or necessary, advisable or consistent in connection therewith, or in connection with the business of the Partnership. Without limiting the foregoing, and subject to any restrictions set forth in this Agreement (including, without limitation, any consulting and participation rights of Evon as set forth in Paragraph 9.3 (Powers and Duties of the Co-General Partner), the approval rights of Evon as set forth in Paragraph 9.4 (Decisions of Both General Partners), and the requirements of Paragraph 9.5 (Asset Manager) as to the asset manager, the Managing General Partner shall have the following rights and obligations:

         9.1.1 Expenditures. To expend the capital and revenues of the Partnership in furtherance of the Partnership business, in accordance with the budget approved by both General Partners.

         9.1.2 Agreements and Other Documents. To enter into and carry out agreements of any kind and to do any and all other acts and things necessary, proper or convenient to carry out the Partnership purpose; and to prepare, execute, acknowledge, record, file and/or deliver any and all reports, instruments or documents and to take all actions, required or deemed necessary, reasonable or desirable by the Managing General Partner to effectuate any of the foregoing, to comply with requirements of applicable law or to comply with the provisions of this Agreement.

         9.1.3 Insurance. To acquire and enter into any contract of insurance of any type which the Managing General Partner deems necessary or desirable for the protection of the Partnership, for the conversion of its assets, for compliance with loan covenants made by the Partnership, or for any purpose convenient or beneficial to the Partnership.

         9.1.4 Employment of Personnel. To employ or engage persons in the operation and management of the Partnership business or assets, including but not limited to supervisory managing agents, building contractors, engineers,

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appraisers, insurance brokers, real estate brokers and loan brokers, on such terms and for such compensation as the Managing General Partner shall determine.

         9.1.5 Investments. To invest Partnership cash or, pending other investment in furtherance of the Partnership's purpose, the proceeds derived from the sale of Partnership interests, in United States Treasury obligations, prime quality commercial paper, certificates of deposit, deposit or other obligations of insured commercial banks, savings banks or savings and loan associations, or in any other similar interim investments; provided that such investments are generally considered to be safe, cash-equivalent liquid investments. Partnership funds shall not be used to make any speculative investments or purchase any equity interests.

         9.1.6 Partnership Expenses. To pay Partnership expenses (including expenses in connection with an audit or review of Partnership tax returns or a Partnership matter in a Partner's tax return) and to make all decisions relative to Partnership accounting, including without limitation, determining the source of Partnership disbursements, and whether disbursements are to be made from Partnership operating income or from some other source such as Partnership reserves, proceeds from the sale of Partnership interests, or proceeds from the sale or refinancing of Partnership property.

         9.1.7 Reimbursable Expenses. To be reimbursed by, or to charge, the Partnership for reasonable expenses incurred by the Managing General Partner on behalf of the Partnership, provided such expenses were included in the approved budget or are otherwise approved by the Co-General Partner. The Managing General Partner will endeavor to have such Partnership expenses billed directly to the Partnership whenever feasible. The foregoing notwithstanding, the Managing General Partner shall not charge to the Partnership, and shall reimburse the Partnership for, any legal, accounting or other costs incurred by the Managing General Partner or the Partnership due to requirements of the Managing General Partner (including but not limited to costs related to the public reporting and/or Sarbanes-Oxley requirements applicable to the Managing General Partner), but only to the extent those costs exceed the costs that would be incurred by the Partnership if the Managing General Partner had no such requirements.

    9.2 Duty to Cooperate with Co-General Partner. In addition to its other obligations, the Managing General Partner shall inform and coordinate with the Co-General Partner as follows:

         9.2.1 Information. The Managing General Partner has the obligation to inform the Co-General Partner of all significant operational matters concerning the Partnership and the Property with enough time and sufficient detail to permit the Co-General Partner to carry out and perform the Co-General Partner's fiduciary duties as a General Partner. Specifically, and not by way of limitation, the Managing General Partner, directly or by direction to the Asset Manager (a) will prepare and deliver to the Co-General Partner notices of any of the matters set forth in Paragraph 9.4 (Decisions of Both General Partners) or joint decisions identified in Paragraph 9.5 (Asset Manager) within a reasonable time after learning of a matter requiring a joint decision; (b) will provide the Co-General Partner with timely and thorough copies of any reports received by the Managing General Partner about Hotel and Garage operations, including, without limitation, the results of audits, auditor's recommendation letters,

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financial projections, hotel management reports, proposed budgets, significant proposals to change a budget that has been previously adopted, materials prepared for meetings with the Managing General Partner, notices by any governmental entity, and any legal notices, which reports shall include the same level of detail as the reports that have been made available to the Managing General Partner; (c) will provide the Co-General Partner with complete copies of any written materials that Managing General Partner prepares concerning the Hotel and Garage operations, including meeting agendas and materials; (d) upon request by the Co-General Partner, will prepare and deliver to the Co-General Partner reports concerning the Partnership, the Property and the operations of the Hotel and Garage within a reasonable time after such request; and (e) upon request by the Co-General Partner, will facilitate the Co-General Partner's access to senior staff of the Hotel and Garage within a reasonable time after such request.

         9.2.2 Meetings. The Managing General Partner shall meet with the Co-General Partner on at least a quarterly basis. The Managing General Partner and the Co-General Partner shall set a schedule of regular meetings to facilitate the Co-General Partner's participation in management decisions which shall include, without limitation, decisions concerning budgets (including forecasts and other budget updates) and capital improvements. The Managing General Partner will provide the Co-General Partner with reasonable advance notice of any meeting with the Asset Manager or the managers or operators of the Hotel and Garage, to the extent that those meetings relate to a change in senior staff of the Hotel or Garage or a material change (a) in Hotel or Garage operations or (b) in the use or management of the Property.

    9.3 Powers and Duties of the Co-General Partner. The Co-General Partner shall devote such time to the Partnership as shall be necessary to conduct the Partnership business. The Co-General Partner shall consult with the Managing General Partner and participate in decisions that require the consent of both General Partners, which are listed below in Paragraphs 9.4 (Decisions of Both General Partners) and, as applicable, 9.5 (Asset Manager). Without limiting the foregoing, and subject to the Managing General Partner's primary responsibility for the management of the Partnership's business, the Co-General Partner has the following obligations and express rights, as applicable, to participate in the following activities of the Partnership:

         9.3.1 Documents. When required by this Agreement or applicable law, the Co-General Partner shall execute and deliver partnership documents on behalf of the Partnership in a timely fashion;

         9.3.2 Service Providers. The Co-General Partner has the right to participate (through oversight and consultation) in supervising and evaluating the work of all persons necessary to provide services for the management and operation of the Hotel and Garage and, as set forth in subparagraph 9.4.1 (Senior Hotel and Garage Managers) below, to participate in making decisions concerning the employment of senior Hotel and Garage staff.

         9.3.3 Reports. The Co-General Partner shall have the right to participate (through oversight and consultation) in preparing or causing to

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be prepared all reports to be provided to the Partners or lenders on a monthly, quarterly, or annual basis consistent with the requirements of this Agreement.

         9.3.4 Coordination. The Co-General Partner shall have the right to participate (through oversight and consultation) in coordinating all present and future development, construction, or rehabilitation of the Property.

         9.3.5 Compliance. The Co-General Partner shall have the right to assist the Managing General Partner in monitoring compliance with all government regulations and files and to assist in supervising the filing of all required documents with government agencies in a timely fashion.

         9.3.6 Communications with Managers. Except as prohibited or otherwise restricted by the Hotel Management Agreement, the Garage Management Agreement, other written agreements between the Partnership and a manager or lessee of a portion of the Property or of the business of the Partnership and any and all successor agreements, the Co-General Partner shall have the right to communicate directly with senior staff of the Hotel and Garage and to request and to receive the same information from such persons as is provided by them to the Managing General Partner.

         9.3.7 Reimbursable Expenses. To be reimbursed by, or to charge, the Partnership for reasonable expenses incurred by the Co-General Partner on behalf of the Partnership, provided such expenses were included in the approved budget or are otherwise approved by the Managing General Partner.
The Co-General Partner will endeavor to have such Partnership expenses billed directly to the Partnership whenever feasible. The foregoing notwithstanding, the Co-General Partner shall not charge to the Partnership, and shall reimburse the Partnership for, any legal, accounting or other costs incurred by the Co-General Partner or the Partnership due to requirements of the Co-General partner, but only to the extent those costs exceed the costs that would be incurred by the Partnership if the Co-General Partner had no such requirements.

    9.4 Decisions of Both General Partners. Notwithstanding any other provision of this Agreement to the contrary, the following matters, as well as any joint decisions related to the Asset Manager identified in Paragraph
9.5 (Asset Manager), require the approval of both the Managing General Partner and the Co-General Partner in a timely fashion:

         9.4.1 Senior Hotel and Garage Managers. To determine the duties of, to engage, to retain, and/or to terminate the employment of the Hotel's General Manager and the Garage's senior manager;

         9.4.2 Hotel and Garage Agreements. To enter into, amend or terminate the Hotel Management Agreement or Garage Management Agreement and any subsequent management agreements relating to the Hotel and Garage.

         9.4.3 Leasing Decisions. To enter into, amend or terminate any lease of any portion of the Property.

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

         9.4.4 Legal Matters. To initiate or undertake any legal action, to confess any judgment against the Partnership or to settle any legal matter for an amount in excess of ten thousand dollars ($10,000.00);

         9.4.5 New Partners. To admit any person as a General Partner or a Limited Partner, except as permitted by Section 10 (Restrictions on Transfer) of this Agreement.

         9.4.6 Bankruptcy, Etc. To file a bankruptcy case, to execute or deliver any assignment for the benefit of the creditors of the Partnership, or otherwise take any act or action to seek protection from the Partnership's creditors;

         9.4.7 Transfer of General Partner Interest. To transfer a General Partner's interest as the General Partner in the Partnership, except as permitted in this Agreement;

         9.4.7 Borrowing. To borrow money from any lender, including any Partner; to mortgage or subject to any other security device any portion of the Property or any other property of the Partnership; to obtain replacements of any mortgage or other security device; and to prepay in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device, all of the foregoing on such terms, in such amounts and by such means identified in such security devices or modifications thereto;

         9.4.9 Appraisals. To approve the draft of any appraisal of the Partnership or the Property;

         9.4.10 Budgets. To approve the annual budgets for the Hotel, the Garage and the Partnership, including, without limitation, capital improvements, reserves and partnership distributions, insurance coverage, material contracts and expenditures, and engagement of consultants, and any revisions or reforecasts thereto;

         9.4.11 Reserves and Distributions. To establish cash reserves for contingencies and to make distributions of Partnership income, provided, however, that the General Partners may jointly elect not to make a distribution in any calendar year if they reasonably determine that by doing so the Partnership would not be able to maintain adequate reserves;

         9.4.12 Development, Construction or Rehabilitation. To approve major decisions concerning the present or future development, construction or rehabilitation of the Property;

         9.4.13 Non-Recurring Expenditures. To approve any non-recurring expenditure or contract in excess of twenty thousand dollars ($20,000);

         9.4.14 Modifications.   To approve any modification of a non-
recurring expenditure or contract in excess of ten thousand dollars
($10,000); and

         9.4.15 Tax Elections. To make elections (or revocations thereof) under federal or state tax law.

    9.5 Asset Manager. The Partners agree as follows with respect to the asset manager engaged by the Partnership to oversee the Property and the day-to-day operations of the Partnership (including any service providers engaged in the future to perform any of the functions currently being performed by the Asset Manager) (the "Asset Manager"):

         9.5.1  Partnership Employee.   The Asset Manager will be employed by
the Partnership, rather than by either of the General Partners, and may not be an employee or director of either of the General Partners unless the other General Partner gives its consent.

         9.5.2 Employment of Asset Manager. The Managing General Partner will be responsible for interviewing candidates, negotiating and recommending compensation agreements and employment terms commensurate with the Asset Manager's job description and with industry standards, and for making recommendations as to hiring and compensation decisions. Decisions to determine or change the duties or compensation of, to engage, to retain, and/or to terminate the employment of the Asset Manager will be made by mutual consent of both General Partners. The General Partners have hired Geoffrey M. Palermo as the initial Asset Manager on such terms and for such compensation as the General Partners shall jointly determine.

         9.5.3 Supervision and Evaluation. The Managing General Partner shall have the obligation to supervise and evaluate the work of the Partnership's Asset Manager, and the Co-General Partner shall have the right to assist the Managing General Partner in such supervision and evaluation.

         9.5.4 Communication with Co-General Partner. The Co-General Partner shall have the right to communicate directly with the Asset Manager and to receive the same information from the Asset Manager as is provided by the Asset Manager to the Managing General Partner.

    9.6 Management Decisions. With respect to the management, conduct and operation of the Partnership business, and subject to the exceptions set forth in Paragraph 9.4 (Decisions of Both General Partners) and, as applicable, Paragraph 9.5 (Asset Manager), the decisions of the Managing General Partner shall prevail.

    9.7 Independent Activities of Partners. Except as provided elsewhere herein, any of the Partners may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property; and neither the Partnership nor the other Partners shall have, and each of them hereby expressly waives, relinquishes and renounces any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

    9.8 Tax Matters Partner. The Managing General Partner shall be the designated Tax Matters Partner of the Partnership, as that term is defined in the Code.

    9.9 Execution of Documents. Except as otherwise specifically provided by this Agreement, or as otherwise authorized by the Managing General Partner, each check, contract, deed, lease, promissory note, deed of trust, escrow instruction, bond, release or any other documents of any nature whatsoever, in any way pertaining to this Partnership or on behalf of the Partnership, shall be signed by the Managing General Partner. Such signature authority may be delegated by the Managing General Partner to the Asset Manager.

    9.10 Liability Indemnification. The General Partners shall not be liable, responsible or accountable in damages or otherwise to the Partnership or to the Limited Partners for any acts performed within the scope of the authority conferred on such General Partners by this Agreement, except for such General Partners' gross negligence or willful misconduct in carrying out such General Partners' obligations hereunder. The General Partners shall be indemnified by the Partnership for all losses, judgments, settlements (including legal fees) incurred as a result of actions against any or all of the General Partners in its capacity as a general partner of the Partnership, except to the extent it is determined by a court of law that the actions of such General Partner constituted gross negligence or willful misconduct, or were in intentional violation of this Agreement.

    9.11 Compensation of General Partners. The General Partners shall be entitled to receive reasonable compensation for services rendered to the Partnership consistent with past practices. The General Partners are hereby authorized to enter into a Compensation Agreement for the purpose of setting the compensation that the General Partners shall be entitled to receive. The Compensation Agreement may be amended, modified and restated by agreement of the General Partners. In the event that there is only one (1) General Partner, the Compensation Agreement may be amended only with approval of at least seventy-five percent (75.0 %) of the interests of the Limited Partners.

    9.12 Voting Rights of Limited Partners.

         9.12.1 New General Partner. Except where there is no remaining General Partner, a Majority In Interest of the Limited Partners shall have the right, by vote or by written consent, to admit a new General Partner provided, however, that every vote or written consent to admit a General Partner also requires the written consent of any remaining General Partner.

         9.12.2 Dissolution and Termination of the Partnership. The General Partners shall not dissolve and terminate the Partnership without the consent of a Super Majority In Interest of the Limited Partners as provided in Paragraph 11.1 (Dissolution of Partnership) and subparagraph 11.1.1 hereof.

         9.12.3 Sale of the Property. The Property shall not be sold without the written consent of the General Partners and a Super Majority In Interest of the Partners.

        9.12.4 Amendment of Agreement. Amendments to this Agreement may be made only if approved by the General Partners and at least seventy-five percent (75%) interest of the Limited Partners in accordance with the provisions of Section 15 (Amendments) hereof.

         9.12.5 Additional Limited Partners. Except as set forth in Section 10 (Restrictions on Transfers), the General Partners shall not admit additional Limited Partners without the consent of a Majority In Interest of the Limited Partners.

         9.12.6 Election of New General Partner and Election to Continue Business. Where there is no remaining General Partner after removal of a General Partner as provided in subparagraph 9.12.7 (Removal of General Partner) hereof, a Majority In Interest of the Limited Partners shall have the right to elect a new General Partner and to make an election to continue the business of the Partnership. After a General Partner ceases to be a General Partner other than by removal, the Super Majority In Interest vote of the Limited Partners shall be required to elect a new General Partner and to make an election to continue the business of the Partnership.

         9.12.7 Removal of General Partner. A General Partner may be removed only upon the consent of at least seventy-five percent (75%) of the interests of the Limited Partners. Upon removal, the removed General Partner automatically converts to Limited Partner unless otherwise provided.

         9.12.8 No Additional Voting Rights. Except as otherwise provided herein, Limited Partners shall not have any rights to vote on any other matters including but not limited to the matters described in Section 15903.03 of the Act.

    9.13 Withdrawal of General Partner. A General Partner may withdraw from the Partnership.

10. RESTRICTIONS ON TRANSFER. The interest of a Limited Partner is transferable (including transfers to a Permitted Transferee) only with the consent of both General Partners, which consent shall not be unreasonably withheld. For purposes of this Section 10 (Restrictions on Transfer), a "Permitted Transferee" is: (i) the spouse or member of the family of the Limited Partner; (ii) a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Limited Partner, the spouse of the Limited Partner or members of the family of the Limited Partner; or (iii) a trust for the benefit of the Limited Partner. No fraction of a Unit may be transferred under this Agreement.

    10.1 Representations by Portsmouth and Proposed Transferee. When any transfer of a Limited Partner interest is proposed (other than a transfer to a Permitted Transferee), Portsmouth and the Proposed Transferee each shall separately provide the Partnership and Evon with affirmative written representations (a) that to the knowledge of the party making the representation, the proposed transferee is not an Affiliate of Portsmouth
(b) that the party making the representation has not entered into and it does not presently intend to enter into any agreement by which such interest will be transferred to Portsmouth, or an Affiliate of Portsmouth, and (c) that the party making the representation is not aware of any other reason that the proposed transfer reasonably could result in a Material Reassessment of the Property. For purposes of this Section 10 (Restrictions on Transfer), an "Affiliate" of Portsmouth is any party that is 50% or more owned by Portsmouth or any Affiliate of Portsmouth.

    10.2 Withholding Consent. Within ten business (10) days after Portsmouth and the Proposed Transferee have delivered the written representation described in Paragraph 10.1 (Representations by Portsmouth and Proposed Transferee), either General Partner may withhold consent to a proposed transfer of a Limited Partner interest. The non-consenting General Partner shall provide, at the time such consent is withheld, a written explanation to the other General Partner specifying in reasonable detail (including specific citations to applicable legal authority and factual evidence) the reasons why consent was withheld. The written explanation will also include any specific information that the non-consenting General Partner reasonably needs in order to provide its approval. The withholding of consent is not unreasonable if the objecting General Partner reasonably believes that the proposed transfer would materially harm the Partnership or the Property or if the proposed transfer reasonably could result in a Material Reassessment of the Property.
"Material Reassessment of the Property" shall mean that as a result of the proposed transfer, the Property is subject to reassessment and that such reassessment would result in a material increase in property taxes assessed against the Property that are payable by the Partnership in any year or years.

    10.3 Materially Harm Partnership; Material Reassessment Risk. If a General Partner withholds consent to a proposed transfer on grounds that the proposed transfer would materially harm the Partnership or a Material Reassessment of the Property reasonably could result, the refusal of such General Partner to consent to the proposed transfer shall be reasonable unless the proposed transferee or the other General Partner has provided to the objecting General Partner written materials (including specific citations to applicable legal authority and factual evidence) reasonably satisfactory to the objecting General Partner demonstrating that the proposed transfer will not materially harm the Partnership or result in a Material Reassessment of the Property. In the event that such written materials are delivered to the objecting General Partner, the consent of the objecting General Partner shall be presumed to have been given unless, within ten business (10) days after receipt of such written materials, the objecting General Partner notifies the other General Partner of its continuing objection. In such event, either General Partner may pursue dispute resolution as provided in
Section 16 (Resolution of Disputes) of this Agreement.

    10.4 New Partners to Be Bound by Partnership Agreement. Notwithstanding any other provision in this Agreement, a transferee shall be admitted as a Limited Partner only upon the transferee's agreement to being bound by the terms of this Partnership Agreement.

    10.5 Assignment of Distribution Rights. Notwithstanding any other provision in this Agreement, each Limited Partner shall have the right to assign his, her or its right to distributions from the partnership.

    10.6 Examination Rights. Each Partner shall have the right to examine the books and records of the Partnership upon reasonable notice to the General Partners.

    10.7 Obligations of Transferees. The transfer of an interest of Partner not made in accordance with the terms of Section 10 (Restrictions of Transfer) shall be void.

    10.8 Substitute Partners. A transferee of any Partner's interest may become a "Substitute Partner" (Limited or General, as the case may be) in place of his transferor if, in addition to satisfying all of the applicable requirements set forth herein, the transferor and any transferee shall have executed, acknowledged and delivered to the Managing General Partner such instruments of transfer, assignment and agreement to be bound by the terms of this Partnership as are satisfactory to the General Partners.

    10.9 Rights of Assignee. An assignee who does not become a Substitute Partner has no right to require any information or account of the Partnership transactions, to inspect the Partnership books, or to vote on any of the matters as to which a Limited Partner would be entitled to vote pursuant to this Agreement. A mere assignee shall be entitled only to receive the allocations of Net Profits, Net Losses and other items and share of cash distributions to which his transferor would otherwise be entitled.

    10.10 Division of Allocations and Distributions. If any Partnership interest, or part thereof, is transferred during any accounting period in compliance with the provisions of this Agreement, Net Profits, Net Losses, each item thereof and all other items attributable to such interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any convention permitted by law selected by the Managing General Partner. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which the provisions of Paragraph 10.8 (Substitute Partners) are satisfied, provided that if the Partnership does not receive (a) a notice stating the date such interest was transferred, and (b) such other information as the Managing General Partner may reasonably require, within thirty (30) days after the end of the accounting period during which the Transfer occurs, then all of such items shall be allocated and all distributions shall be made to the persons who according to the books and records of the Partnership on the last day of the accounting period during which the Transfer occurred was the owner of the Partnership interest. Neither the Partnership nor any General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Paragraph 10.10 (Division of Allocations and Distributions), whether any General Partner or the Partnership has knowledge of any Transfer of ownership of any Partnership interest.

    10.11 Agreement Applies to Transferred Interest. Each Partner agrees that notwithstanding the provisions for the Transfer of any interest contained herein, the interest, when and if transferred, shall remain subject to all of the terms and conditions of this Agreement.

    10.12 Heirs, Devisees and Legatees. The heirs, devisees and legatees of a deceased Partner shall have the rights of a transferee of a living Partner, subject to administration of such deceased Partner's estate, and may become Substitute Partners in lieu of the deceased Partner upon compliance with all of the conditions of this Agreement required for such substitution.

    10.13 No Dissolution. If a Partner Transfers all or any part of his interest without complying with the provisions of this Agreement, such action shall not cause or constitute a dissolution of the Partnership.

11. DISSOLUTION AND WINDING UP OF THE PARTNERSHIP.

    11.1 Dissolution of Partnership. The Partnership shall be dissolved upon the happening of any of the following events:

         11.1.1 The vote or written consent of a Super Majority In Interest of the Limited Partners together with the written consent of each General Partner;

         11.1.2 The date of receipt in cash by the Partnership of the entire proceeds from a sale or other disposition by the Partnership of all, or substantially all, the Partnership's property, provided that if such a sale is made for consideration payable in whole or part over a period of time, such date shall be the date upon which all payments therefor shall have been received;

         11.1.3 orThe entering of an order for relief in a bankruptcy case, legal incapacity, disability, death, dissolution, or termination of the last General Partner, unless, within sixty (60) days after the occurrence of any such event, a successor General Partner is elected pursuant to subparagraph
9.12.1 (New General Partner) hereof, which successor elects to continue the business of the Partnership. In the event of the election of a successor General Partner who elects to continue the business of the Partnership, a new or amended Certificate of Limited Partnership shall be filed, if required, in the manner required by law.

    11.2 Continuation of Partnership. If a successor General Partner is elected to continue the business of the Partnership, the business of the Partnership shall continue in a reconstituted form as a successor limited partnership upon the same terms and conditions as set forth in this Agreement; and each Limited Partner hereby agrees to such continuation and/or reconstitution if a successor General Partner is elected as provided for herein. In connection therewith, the successor General Partner shall assume the obligations of the predecessor General Partners and shall indemnify the predecessor General Partners and hold each harmless from and against any and all loss, damage, liability and expense, including costs and reasonable attorneys' fees, to which the predecessor General Partners may be put or which they may incur by reason of or in connection with any of the debts, obligations or liabilities of the Partnership theretofore or thereafter made, incurred or created by any loss, damage, liability or expense resulting from the willful or negligent act or omission of the successor General Partner.

    11.3 Winding Up of the Partnership. Upon dissolution of the Partnership, the Managing General Partner shall wind up the affairs and liquidate the assets of the Partnership in accordance with the provisions of this Paragraph. Net Profits, Net Losses, Nonrecourse Deductions, Partner Nonrecourse Deductions and all other Partnership items shall be allocated until the liquidation is completed in the same ratio as such items were allocated prior thereto. The proceeds from liquidation of the Partnership when and as received by the Partnership shall be utilized, paid and distributed in the following order:

         11.3.1 First, to pay expenses of liquidation and the debts of the Partnership to third parties other than the Partners;

         11.3.2 Next, to pay the debts of the Partnership owing to creditors who are Partners;

         11.3.3  Next, to the establishment of any Cash Reserves;

         11.3.4 Next, to the Partners, in accordance with the respective Original Capital Contribution, on a pro-rata basis; and

         11.3.5 Thereafter, to the Partners, in accordance with their Participation Percentages.

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

    11.4 Right to Receive Property. The Limited Partners shall have no right to demand or receive property other than cash in return for their Capital Contributions to the Partnership, and each Limited Partner agrees to and shall look solely to the assets of the Partnership for the return of such Limited Partner's Capital Contributions. If the assets of the Partnership remaining after discharge of the debts and liabilities of the Partnership are insufficient to return the then unreimbursed Capital Contributions of a Limited Partner, such Limited Partner shall not have, and hereby waives, any recourse against the General Partners. All allocations and distributions of sums pursuant to the winding up of the Partnership shall be subject to the review and approval of the Co-General Partner, which approval shall not be unreasonably withheld or delayed. Subject to the foregoing, the winding-up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the Managing General Partner, who is hereby authorized to do any and all acts and things authorized by law for such purposes at the expense of the Partnership. If there is no General Partner, the winding-up of the affairs of the Partnership shall be conducted as otherwise provided by law.

12. BOOKS, RECORDS, AND OFFICE SPACE.

    12.1 Books of Account. The Managing General Partner shall, at the Partnership's sole cost and expense, keep in accordance with California Corp. Code 15901.11 adequate books of account of the Partnership wherein shall be recorded and reflected, in accordance with a method of accounting determined by the Managing General Partner, all of the Capital Contributions and all of the income, expenses and transactions of the Partnership and a list of the names and addresses, and interests in the Partnership held by the Partners in alphabetical order.

    12.2 Accounting and Reports. The Managing General Partner shall, at the Partnership's sole cost and expense, cause federal and state returns for the Partnership to be prepared and filed with the appropriate authorities, and shall furnish to the Limited Partners, within ninety (90) days after the close of each Fiscal Year of the Partnership, such financial information with respect to each Fiscal Year as shall be reportable for federal and state income tax purposes.

    12.3 Banking. All funds of the Partnership shall be deposited in a separate bank account or accounts as shall be determined by the Managing General Partner. All withdrawals therefrom shall be made upon checks signed by the Managing General Partner.

    12.4 Accountants. The General Partners shall select the accountants for the Partnership.

    12.5 Partnership Office. Each General Partner shall have access to the Partnership office and the Property. The furniture, fixtures, and equipment currently located at the Partnership Office shall remain the property of the Partnership. At the sole cost of the Partnership, each General Partner shall be provided with a computer terminal, desk, file space, access to all Partnership office equipment, and incidental assistance from the Partnership clerical staff as may be necessary to assist such General Partner in the performance of such General Partner's duties.

13. ADJUSTMENT OF BASIS ELECTION. In the event of a Transfer of a Partner's interest in the Partnership, or upon the death of a Partner, or in the event of a distribution of the property of the Partnership to any Partner hereto, or in the event of any Transfer of an interest in any Partnership which is a Partner in this Partnership, the General Partners, in their sole discretion may, at the request of the transferee Partner, file an election, in accordance with Section 754 of the Code and applicable Treasury Regulations, to cause the basis of the Partnership's property to be adjusted for federal income tax purposes, as provided in Sections 734, 743 and 754 of the Code.

14. WAIVER OF ACTION FOR PARTITION. Each of the Partners hereby irrevocably waives, during the term of the Partnership, any right such Partner may have to maintain any action for partition with respect to any property of the Partnership, including without limitation, the Property.

15 AMENDMENTS. Amendments to this Agreement may be made only if approved by the General Partners and at least seventy-five percent (75%) of the interests of the Limited Partners.

16. RESOLUTION OF DISPUTES.

    16.1 Mediation. If a dispute, controversy or claim: (i) occurs, in law or in equity; (ii) involves any of the Parties; and (iii) arises under, out of, in connection with, or in relation to the Partnership, the Property, this Agreement, any amendments to this Agreement or a breach of this Agreement, the disputing Parties agree first to try in good faith to settle the dispute by mediation under the mediation rules of JAMS or its successor organization before resorting to arbitration. The disputing Parties agree that mediation shall be completed within thirty (30) days of a notification of a dispute, unless otherwise agreed by such Parties in writing.

    16.2 Arbitration of Disputes.  If the mediation provided by Paragraph
16.1 (Mediation) under the time period provided under Paragraph 16.1 (Mediation) does not resolve the dispute, the disputing Parties agree that neutral binding arbitration shall decide and settle such dispute. The disputing Parties agree to hold the arbitration in San Francisco, California, and to follow the rules then applicable of JAMS or its successor organization. The disputing Parties agree that the arbitration shall be completed within one hundred twenty (120) days of the completion of the mediation under Paragraph 16.1 (Mediation).

         16.2.1 Selection of Arbitrators. The disputing Parties shall select one (1) neutral arbitrator in accordance with the rules of JAMS. The arbitrator shall have significant experience in commercial real estate and management matters.

         16.2.2 Decision of Arbitrator. The disputing Parties shall have a mandatory pre-hearing document exchange. The arbitrator shall issue a written decision which does not need to be a reasoned award. The decision in writing of the arbitrator shall be final and binding on each and all of the Parties. Judgment may be entered on such award in any court having jurisdiction thereof.

    16.3 Injunctive Relief and Remedies to Enforce Arbitration and Mediation. The Parties recognize that each Party will have no adequate remedy at law for breach by any of the other Party of any of the agreements contained in this

Agreement and, in the event of any such breach, the Parties agree and consent that any of the other Parties shall be entitled to a judicial decree of specific performance, mandamus or other appropriate remedy to enforce this Agreement. The filing of a judicial action to enable the recording of a notice of pending action, order of attachment, receivership, injunction or other provisional remedy, shall not constitute a waiver of the right to mediate or arbitrate under this Agreement. In no event shall a Party have the right to demand mediation or arbitration after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to mediate or arbitrate shall be specifically enforceable under the prevailing mediation and arbitration laws.

    16.4 Legal Fees and Costs. Notwithstanding any contrary language in any prior documents relating to the management and operations of the Partnership or the compensation of the Partnership's General Partners, any legal fees and costs arising out of any dispute, controversy or claim of the type described in Paragraph 16.1 (Mediation) above shall be borne by the party that incurred such fees and costs.

17. NOTICES. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party only if served either personally or by facsimile transmission or if deposited in the United States first class mail, certified or registered, postage prepaid. If such notice, demand or other communication is served personally, service shall be conclusively deemed made at the time of such personal service. If such notice is sent by facsimile transmission, service shall be conclusively deemed made at the time of written confirmation of receipt which may be evidenced by return facsimile transmission or by the sending party mailing a copy of the facsimile transmission to the receiving party within twenty-four hours of the facsimile transmission in the manner provided herein. If such notice, demand or other communication is given by mail, such shall be conclusively deemed given seventy two (72) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given at the address set forth on Exhibit A attached hereto. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto.

18. ATTORNEYS' FEES. Should any party hereto institute any action or proceeding at law or in equity to enforce any provision hereof, including an action for declaratory relief or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys' fees and costs for services rendered to the prevailing party in such action or proceeding.

19. SPECIAL POWER OF ATTORNEY.

    19.1 Grant of Power. Each Limited Partner hereby constitutes and appoints the Managing General Partner as attorney-in-fact for such Limited Partner, with power and authority to act in such Limited Partner's name and on such Limited Partner's behalf in the execution, acknowledgment and filing of documents as follows:

         19.1.1 The Certificate and any amendments thereto made in accordance with the terms of this Agreement, under the laws of the State of California or the laws of any other states in which such a certificate is required to be filed;

         19.1.2 Any other instrument which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partners deem advisable to file; and

         19.1.3 Any documents which may be required to effect the continuation of the Partnership, the admission of an additional or Substitute Limited Partner or the dissolution and termination of the Partnership, provided such continuation, admission or dissolution and termination is in accordance with the terms of this Agreement and is authorized by the requisite vote of Limited Partners and General Partners as provided herein.

    19.2 Scope of Power. The power of attorney granted by each Limited Partner to the Managing General Partner as hereinabove provided:

         19.2.1 Is a special power of attorney coupled with an interest, is irrevocable, shall survive the death or disability of a Limited Partner, and is limited to the matters as set forth in Paragraph 19.1 (Grant of Power) hereof;

         19.2.2 May be exercised by the Managing General Partner for each Limited Partner by a facsimile signature of the Managing General Partner or by listing each Limited Partner executing any instrument with a facsimile signature of the Managing General Partner acting as attorney-in-fact for all of the Limited Partners; and

         19.2.3 Shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of such Limited Partner's interest in the Partnership except that, where the assignee thereof has been approved for admission to the Partnership as a Substitute Limited Partner, the special power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the Managing General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

20. PARTNERSHIP MEETINGS.

    20.1 Call and Place of Meetings. Meetings of the Partners may be called at the principal executive office of the Partnership or at any place designated by the General Partners at the call and pursuant to the written request of any General Partner or of Limited Partners representing more than ten percent (10%) of the aggregate percentage interests of the Limited Partners for consideration of any of the matters as to which Limited Partners are entitled to vote pursuant to Paragraph 9.12 (Voting Rights of Limited Partners) of this Agreement.

    20.2 Notice of Meeting. Immediately upon receipt of a written request to the General Partners requesting a meeting pursuant to Paragraph 20.1 (Call and Place of Meetings) on a specific date (which date shall not be less than fifteen (15) nor more than sixty (60) days after the receipt of the request by the General Partners), the General Partners shall immediately give notice to all Partners entitled to vote, as determined in accordance with Section 21 (Record Dates) of this Agreement. Valid notice shall be given less than ten
(10) nor

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

more than sixty (60) days prior to the date of the meeting, and shall state the place, date and hour of the meeting and the general nature of the business to be transacted. No business other than the business stated in the notice of the meeting may be transacted at the meeting. Notice shall be given in accordance with the provisions of Section 17 (Notices) hereof.

    20.3 Quorum. At any duly held or called meeting of Partners, a Majority In Interest of Limited Partners represented in person or by proxy shall constitute a quorum. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken, other than adjournment, is approved by the owners of the requisite percentage of the aggregate percentage interests of the Limited Partners. Notwithstanding the existence of a quorum, decisions by the Limited Partners shall require the requisite percentage vote of all partnership interests (not merely those present in person or proxy), as provided in Section 9.12 above.

    20.4 Adjournment of Meetings. A Partnership meeting at which a quorum is present may be adjourned to another time or place and any business which might have been transacted at the original meeting may be transacted at the adjourned meeting. If a quorum is not present at an original meeting, that meeting may be adjourned by the vote of a Majority In Interest of the Limited Partners represented either in person or by proxy. Notice of the adjourned meeting need not be given to Partners entitled to notice if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than forty-five (45) days or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting shall be given to each Partner of record entitled to vote at the adjourned meeting.

    20.5 Meetings Not Duly Called, Noticed or Held. The transactions of any meeting of Partners, however called and noticed, and wherever held, shall be as valid as though consummated at a meeting duly held after regular call and notice, if a quorum is present at that meeting, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs either a written waiver of notice, a consent to the holding of the meeting or an approval of the minutes of the meeting.

    20.6 Waiver of Notice. Attendance of a Partner at a meeting shall constitute waiver of notice, except when that Partner objects, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be described in the notice of the meeting and not so included, if the objection is expressly made at the meeting. Any Partner approval at a meeting as to those matters specified in Paragraph 20.2 (Notice of Meeting) hereof (other than unanimous approval by Limited Partners) shall be valid only if the general nature of the proposal so approved is stated in the notice of meeting or in any written waiver of notice.

    20.7 Consent to Action Without Meeting. Any action that may be taken at any meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Partners having not less than the minimum number of votes that would be necessary to authorize or take that

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

action at a meeting at which all Partners entitled to vote thereon were present and voted. In the event the Limited Partners are requested to consent to a matter without a meeting, each Partner shall be given notice of the matter to be voted upon in the manner described in Section 17 (Notices). In the event that any General Partner, or Limited Partners representing more than ten percent (10%) of the aggregate percentage interests of the Limited Partners, within ten (10) days of the giving of said notice, request a meeting for the purpose of discussing or voting on the matter so noticed, notice of a meeting shall be given pursuant to Section 17 (Notices) hereof and no action shall be taken until the meeting is held. Unless delayed by a request for and the conduct of a meeting, any action taken without a meeting shall be effective fifteen (15) days after the required minimum number of voters have signed consents to action without a meeting.

    20.8 Proxies.

         20.8.1 Every Partner entitled to vote may authorize another person or persons to act by proxy with respect to that Partner's interest in the Partnership.

         20.8.2 Any proxy purporting to have been executed in accordance with this Paragraph 20.8 (Proxies) shall be presumptively valid.

         20.8.3 No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Subject to the foregoing and to subparagraphs 20.8.6, 20.8.7, and 20.8.8 below, every proxy continues in full force and effect until revoked by the person executing it. The dates contained on the proxy forms presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed.

         20.8.4 A proxy is not revoked by the death or incapacity of the person executing it, unless (except as provided in subparagraph 20.8.6 hereof), before the vote is counted, written notice of the death or incapacity of the maker is received by the Partnership.

         20.8.5 Revocation of a proxy is effected by a writing delivered to the Partnership stating that the proxy is revoked or by a subsequent proxy executed by the Partner who executed the proxy or, as to any meeting, by the attendance and exercise of the right to vote at that meeting by the Partner who executed the proxy.

         20.8.6 A proxy that states that it is irrevocable is irrevocable for the period specified therein when it is held by any creditor or creditors of the Partnership or the Partner who extended or continued credit to the Partnership or the Partner in consideration of the proxy if the proxy states that it was given in consideration thereof and the name of the person extending or continuing credit. In addition, a proxy may be made irrevocable (notwithstanding subparagraph 20.8.4 hereof) if it is given to secure the performance of a duty or to protect a title, either legal or equitable, until the happening of events which, by its terms, discharge the obligations secured by it.

         20.8.7 Notwithstanding the period of irrevocability specified in the proxy as provided in subparagraph 20.8.6 hereof, the proxy becomes revocable when the debt of the Partnership or Partner is paid.

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

         20.8.8 A proxy may be revoked, notwithstanding a provision making it irrevocable, by the assignment of the interest in the Partnership of the Partner who executed the proxy to an assignee without knowledge of the existence of the proxy and the admission of that assignee to the Partnership as a Partner.

         20.8.9 The General Partners may, in advance of any Partnership meeting, prescribe additional regulations concerning the manner of execution and filing of proxies and their validation.

21. RECORD DATES.

    21.1 Setting Record Date for Meetings. The record date for determining the Partners entitled to notice of meetings, the right to vote at any meeting, or the right to take any other lawful action with respect to a meeting or the conduct of a vote by the Partners shall be the date set by the General Partners; however, that date may not be more than sixty (60) nor less than ten (10) days prior to the date of the meeting nor more than sixty (60) days prior to any other action.

    21.2 Setting Record Date for Distributions. The record date for determining the Partners entitled to any Distribution or the right to take any other lawful action shall be not less than ten (10) days prior thereto or more than sixty (60) days prior to any such action.

    21.3 Automatic Record Date. In the absence of any action setting a record date, the record date shall be determined as follows:

         21.3.1 The record date for determining the Partners entitled to notice of or to vote at a meeting shall be the close of business on the business day preceding the day on which notice is given or, if notice is waived, at the close of business on the business day preceding the day on which a meeting is held.

         21.3.2 The record date for determining Partners entitled to give consent to Partnership action in writing without a meeting shall be the day on which the first written consent is given.

         21.3.3 The record date for determining Partners for any other purpose, including their entitlement to any distributions, shall be the close of business on the day on which the General Partners adopt the record date, or the sixtieth (60th) day prior to the date of action relating to that other purpose, whichever is later.

         21.3.4 The record date for adjourned meetings shall be the record date set in determining the Partners entitled to notice of or to vote at the original meeting; however, the Partners who called that meeting may fix a new record date for the adjourned meeting and shall fix a new record date if the meeting is adjourned for more than forty-five (45) days from the date set for the original meeting.

         21.3.5 Conduct of Meeting. The General Partners shall have full power and authority concerning the manner of conducting any meeting of Partners, including, without limitation, the determination of Limited Partners entitled to vote at the meeting, the existence of a quorum, the conduct of voting, the validity and effect of any proxies, and the determination of any controversies, votes or challenges arising in connection with or during the meeting. The General Partners shall designate a person to serve as chairman of the meeting and shall further designate a person to take the minutes of the meeting, in either case including, without limitation, a trustee, partner, director or officer of the General Partners. All minutes shall be kept with the records of the Partnership maintained by the General Partners.

22. MISCELLANEOUS

    22.1 Applicable Law. This Agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California.

    22.2 Severability. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail; but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

    22.3 Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder to carry out the intent of the parties hereto.

    22.4 Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

    22.5 Number and Gender. In this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so requires.

    22.6 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to its subject matter are hereby terminated and cancelled in their entirety and are of no further force or effect.

    22.7 Non-Waiver; Consents. No waiver by any party hereto of any breach of this Agreement or any provision hereof shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof. Any consent of the Limited Partner which is required under this Agreement shall only be effective if given in writing by the Limited Partner.

    22.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

    22.9 Full Authority. Each of the parties and signatories to this Agreement has the full right, power, legal capacity and authority to enter into and perform the parties' respective obligations hereunder, and no approvals or consents of any other person are necessary in connection therewith.

    22.10 Captions. The captions appearing at the commencement of the Paragraphs hereof are descriptive only and for convenience in reference. Should there be any conflict between any such caption and the Paragraph at the head of which it appears, the Paragraph and not such caption shall control and govern in the construction of this Agreement.

    22.11 Expenses. Each of the Limited Partners shall pay all of such Limited Partner's own costs, legal fees, accounting fees, and any other expenses incurred or to be incurred by such Limited Partner in negotiating and preparing this Agreement and closing and carrying out the transactions contemplated by this Agreement.

    22.12 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

    22.13 Dissenter's Rights. In the event of a "reorganization," as defined in Section 15911.20 of the Act, provided that the conditions set forth therein with respect to the Partnership are met and the dissenting Limited Partner has complied with the dissent and notice requirements set forth therein with respect to the exercise of dissenter's rights, the value of the dissenting Limited Partner's interest shall be determined, and the purchase price therefor shall be paid, in accordance with Section 16 (Resolution of Disputes).

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